Exhibit 99.1

For Immediate Release:

STEINWAY ANNOUNCES TENDER OFFER FOR ITS 8.75% SENIOR NOTES

WALTHAM, MA – February 8, 2006 – Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced a refinancing effort which includes an offer to purchase all of the Company’s 8.75% Senior Notes due 2011 (the “Notes”) with an outstanding aggregate principal amount of $166.2 million.  Steinway intends to purchase all tendered Notes and to redeem any of the Notes not tendered with the proceeds of a private placement of $175.0 million in aggregate principal amount of new senior notes.  The Company expects the interest rate on the new senior notes to be substantially lower than that of its current Notes.

In conjunction with the offer to purchase, the Company is soliciting the consent of holders to eliminate substantially all of the restrictive covenants and certain of the events of default contained in the respective indenture governing the Notes.  Adoption of the proposed amendments requires the consent of holders of a majority of the aggregate principal amount of the Notes.  The tender offer, as well as the related consent solicitation, is being made upon the terms and subject to the conditions set forth in the Company’s Offer to Purchase and Consent Solicitation Statement and a related Letter of Transmittal, each dated February 8, 2006.

The tender offer is scheduled to expire at 9:00 a.m., New York City time, on March 9, 2006 (the “Expiration Date”), unless extended or earlier terminated.  Holders who validly tender their Notes and deliver their consents by 5:00 p.m., New York City time, on February 22, 2006 (the “Consent Date”) will be eligible to receive total consideration of $1,047.85 per $1,000 principal amount of the Notes, which includes a consent payment of $4 per $1,000 principal amount of Notes.  Holders validly tendering Notes after the Consent Date but before the Expiration Date will be eligible to receive $1,043.85 per $1,000 principal amount of the Notes and will not be eligible to receive the consent payment.  In addition to any tender offer payments, holders who validly tender their Notes and whose Notes are accepted for payment will be eligible to receive accrued and unpaid interest up to, but not including, the applicable settlement date.

The tender offer is conditioned upon, among other things, Steinway receiving the consent of holders of a majority of the aggregate principal amount of Notes and raising $175 million in gross proceeds from a private placement of new senior notes.  If any of the conditions are not satisfied, Steinway is not obligated to accept for payment, or may delay the acceptance for payment of, any tendered Notes and may terminate the tender offer.  More comprehensive descriptions of the tender offer and consent solicitation are specified in the Offer to Purchase and Consent Solicitation Statement.

The offering of new senior notes has not been and will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent a registration under the Securities Act of 1933, as amended, or an applicable exemption from such registration requirements.

Steinway has engaged UBS Securities LLC to act as dealer manager for the tender offer.  Questions about the tender offer and consent solicitation may be directed to the Liability Management Group of UBS Securities LLC at (888) 722-9555 x4210 (toll free).  Requests for documentation should be directed to D.F. King & Co., the Information Agent for the tender offer and consent solicitations, at (212) 269-5550 (collect) or (800) 628-8536 (toll free).

This press release is for informational purposes only and not an offer to purchase or a solicitation of an offer to sell securities.  No recommendation is made as to whether or not holders of the Notes should tender their securities pursuant to the tender offer.  The tender offer is made solely by means of the Offer to Purchase and Consent Solicitation Statement dated February 8, 2006.

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.